APARTMENT HOUSING OF
                               EAST BREWTON, LTD.

                              FINANCIAL STATEMENTS


                           DECEMBER 31, 2006 AND 2005

                     APARTMENT HOUSING OF EAST BREWTON, LTD.
                                TABLE OF CONTENTS
                           DECEMBER 31, 2006 AND 2005


                                                                            Page
                                                                            ----
Independent Auditors' Report                                                   1

Financial Statements

     Balance Sheets                                                            2

     Statements of Operations and Comprehensive Income                         4

     Statements of Partners' Capital (Deficit)                                 5

     Statements of Cash Flows                                                  6

Notes to Financial Statements                                                  7

Supplemental Information                                                      11

                           GRANBERRY & ASSOCIATES, LLC
                          Certified Public Accountants

Michelle M. Granberry, CPA                                P.O. Box 3196
  Kellie B. Blackmon, CPA                                 Auburn, AL 36831-3196
        MEMBER                                            Phone: (334) 741-1050
American Institute of CPAs                                 Fax. (334) 741-1059
Alabama Society of CPAs                                    www.granberrycpa.com

                          INDEPENDENT AUDITORS' REPORT

        To the Partners of
        Apartment Housing of East Brewton, Ltd.

        We have audited the accompanying balance sheets of Apartment Housing of East Brewton, Ltd. (an Alabama limited partnership) as of December 31, 2006 and 2005, and the related statements of operations and comprehensive income, partners' capital (deficit), and cash flows for the years then ended. These financial statements are the responsibility of Apartment Housing of East Brewton, Ltd.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Apartment Housing of East Brewton, Ltd. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

        Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental information on page 11 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


        /s/ Granberry & Associates, LLC
        -------------------------------
        January 22, 2007


                     APARTMENT HOUSING OF EAST BREWTON, LTD.

                                 BALANCE SHEETS

                           DECEMBER 31, 2006 AND 2005

                                                            2006            2005
                                                         -----------    -----------
            ASSETS

Current Assets
     Cash                                                $     2,082    $     2,350
     Accounts Receivable - Tenant                              2,220          1,073
     Prepaid Insurance                                         1,124            963
                                                         -----------    -----------

         Total Current Assets                                  5,426          4,386
                                                         -----------    -----------

Restricted Deposits and Funded Reserves
     Taxes and Insurance                                       2,975          3,271
     Replacement Reserve                                      60,515         50,237
     Security Deposits                                        12,218          9,654
                                                         -----------    -----------

         Total Restricted Deposits and Funded Reserves        75,708         63,162
                                                         -----------    -----------

Property and Equipment
     Land                                                     69,000         69,000
     Buildings and Improvements                            2,185,247      2,185,247
     Furniture, Fixtures and Equipment                        99,454         99,454
                                                         -----------    -----------
                                                           2,353,701      2,353,701
     Less Accumulated Depreciation                          (626,003)      (559,908)
                                                         -----------    -----------
            Total Property and Equipment                   1,727,698      1,793,793
                                                         -----------    -----------

Other Assets
     Deposits                                                     75             75
                                                         -----------    -----------
            TOTAL ASSETS                                 $ 1,808,907    $ 1,861,416
                                                         ===========    ===========

   The accompanying notes are an integral part of these financial statements.



                                       2

                     APARTMENT HOUSING OF EAST BREWTON, LTD.

                                 BALANCE SHEETS

                           DECEMBER 31, 2006 AND 2005

                                                        2006           2005
                                                     -----------    -----------
            LIABILITIES AND PARTNERS' EQUITY

Current Liabilities
    Accounts Payable                                 $     6,838    $     7,336
    Accrued Partners' Fee Payable                          1,250          1,000
    Security Deposits Payable                              9,715          9,105
    Tenant Overage Payable                                   160            686
    Payroll Taxes Payable                                    670            534
    Accrued Interest Payable                              36,895         32,185
    Accrued Property Taxes Payable                         4,593          4,232
    Current Maturities of Mortgage Payable                 9,018          8,373
                                                     -----------    -----------
        Total Current Liabilities                         69,139         63,451
                                                     -----------    -----------

Long-Term Liabilities
    Mortgage Payable, net of current maturities        1,101,809      1,110,827
    Obligation Under Interest Rate Swap                   15,297         18,866
                                                     -----------    -----------
        Total Long-Tenn Liabilities                    1,117,106      1,129,693
                                                     -----------    -----------

         Total Liabilities                             1,186,245      1,193,144

Partners' Equity
    Partners' Capital                                    637,959        687,138
    Unrealized Loss on Cash Flow Hedge                   (15,297)       (18,866)
                                                     -----------    -----------
         Total Partners' Equity                          622,662        668,272
                                                     -----------    -----------
         TOTAL LIABILITIES AND PARTNERS' EQUITY      $ 1,808,907    $ 1,861,416
                                                     ===========    ===========


   The accompanying notes are an integral part of these financial statements.


                                       3

                     APARTMENT HOUSING OF EAST BREWTON, LTD.

                STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

                     YEARS ENDED DECEMBER 31, 2006 AND 2005


                                                              2006          2005
                                                            ---------    ---------

Revenues
     Rental                                                 $ 138,115    $ 133,352
     Miscellaneous Charges                                      3,507        2,417
                                                            ---------    ---------
         Total Revenues                                       141,622      135,769
                                                            ---------    ---------

Operating Expenses
     Administrative                                            17,210       18,105
     Advertising                                                  134          103
     Bad Debt                                                   4,610        8,708
     Management Fees                                           11,993       11,237
     Repair and Maintenance                                    25,194       24,528
     Taxes and Insurance                                       35,669       35,835
     Utilities                                                  8,860        5,320
                                                            ---------    ---------

         Total Operating Expenses                             103,670      103,836
                                                            ---------    ---------

Income from Operations                                         37,952       31,933

Partnership and Financial Income (Expense)
     Interest Income                                              374          266
     Interest Expense                                         (21,160)     (20,932)
     Partnership Management Fees                                 (250)        (250)
                                                            ---------    ---------

         Total Partnership and Financial Income (Expense)     (21,036)     (20,916)
                                                            ---------    ---------

Income (Loss) from Operations before Depreciation              16,916       11,017

Depreciation                                                  (66,095)     (67,561)
                                                            ---------    ---------

Net Loss                                                      (49,179)     (56,544)
                                                            ---------    ---------

Other Comprehensive Income (Loss)
     Unrealized Gain (Loss) on cash flow hedge
     arising during the period                                  3,569        5,100
                                                            ---------    ---------

          Total Other Comprehensive Income (Loss)               3,569        5,100
                                                            ---------    ---------

     Total Comprehensive Loss                               $ (45,610)   $ (51,444)
                                                            =========    =========


   The accompanying notes are an integral part of these financial statements.


                                       4

                     APARTMENT HOUSING OF EAST BREWTON, LTD.

                    STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)

                     YEARS ENDED DECEMBER 31, 2006 AND 2005

                                                 General      Limited
                                                 Partners     Partners       Total
                                                 ---------    ---------    ---------

Partners' Capital, December 31, 2004             $     339    $ 743,343    $ 743,682

Net Loss                                              (565)     (55,979)     (56,544)
                                                 ---------    ---------    ---------

Partners' Capital (Deficit), December 31, 2005        (226)     687,364      687,138

Net Loss                                              (492)     (48,687)     (49,179)
                                                 ---------    ---------    ---------
Partners' Capital (Deficit), December 31, 2006   $    (718)   $ 638,677    $ 637,959
                                                 =========    =========    =========


   The accompanying notes are an integral part of these financial statements.



                                       5

                     APARTMENT HOUSING OF EAST BREWTON, LTD.

                            STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 2006 AND 2005

                                                               2006        2005
                                                             --------    --------
Cash flows from operating activities
    Net Loss                                                 $(49,179)   $(56,544)
    Adjustments to reconcile net income (loss) to net cash
    provided (used) by operating activitIes:
       Depreciation                                            66,095      67,561
       (Increase) Decrease in Accounts Receivable - Tenant     (1,147)        148
       (Increase) Decrease in Prepaid Insurance                  (161)        359
       (Increase) Decrease in Security Deposit Cash            (2,564)      1,928
       (Increase) Decrease in Other Receivables                    --      56,950
       Increase (Decrease) in Accounts Payable                   (498)       (845)
       Increase (Decrease) in Accrued Partners' Fees              250         250
       Increase (Decrease) in Security Deposits Payable           610        (965)
       Increase (Decrease) in Tenant Overage Payable             (526)        527
       Increase (Decrease) in Payroll Taxes Payable               136         (14)
       Increase (Decrease) in Accrued Interest Payable          4,710       4,882
       Increase (Decrease) in Accrued Property Taxes              361         (13)
       Increase (Decrease) in Deferred Revenue                     --     (65,350)
                                                             --------    --------
    Total Adjustments                                          67,266      65,418
                                                             --------    --------
    Net cash provided (used) by operating activities           18,087       8,874
                                                             --------    --------
Cash flows from investing activities:
    Deposits to Taxes and Insurance Escrow                    (34,328)    (36,026)
    Deposits to Reserve Account                               (10,278)    (10,206)
    Transfers from Taxes and Insurance                         34,624      33,514
    Transfers from Reserve for Replacement                         --       4,498
                                                             --------    --------
    Net cash provided (used) by investing activities           (9,982)     (8,220)
                                                             --------    --------
Cash flows from financing activities:
     Principal Payments on Mortgage Loan                       (8,373)     (7,703)
                                                             --------    --------
     Net cash provided (used) by financing activities          (8,373)     (7,703)
                                                             --------    --------
Net increase (decrease) in cash and cash equivalents             (268)     (7,049)
Cash and cash equivalents, beginning of year                    2,350       9,399
                                                             --------    --------
Cash and cash equivalents, end of year                       $  2,082    $  2,350
                                                             ========    ========

Supplemental disclosures of cash flow information
     Interest Paid                                           $ 16,295    $ 15,986
                                                             ========    ========


   The accompanying notes are an integral part of these financial statements.

                                       6

                     APARTMENT HOUSING OF EAST BREWTON, LTD.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2006 AND 2005


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         HISTORY - Apartment Housing of East Brewton, Ltd., an Alabama limited partnership, formed during June 1998. The partnership owns and operates a forty (40) unit apartment complex in East Brewton, Alabama for low and moderate income persons. Such projects are regulated by the Alabama Housing Finance Authority as to rent charges and operating methods. The regulatory agreement limits annual distributions of net operating receipts. Construction was completed and the units were available for rental in February of 1999.

         BASIS OF ACCOUNTING - The financial statements are prepared on the accrual basis of accounting whereby revenues are recognized when earned and expenses are recognized when the liability is incurred.

         PROPERTY, EQUIPMENT AND RELATED DEPRECIATION - Property and equipment are stated at cost less accumulated depreciation as calculated under the straight-line and declining balance methods. The assets are being depreciated as follows:

                 Buildings                            40 years, straight-line
                 Furniture, fixtures,
                   and equipment                    5-7 years, declining balance

         INCOME TAXES - Items of income and loss pass through to the individual partners for both Federal and State income tax purposes; therefore, the financial statements reflect no tax liability or benefit. Modified accelerated cost recovery system (MACRS) is used for income tax reporting purposes.

         CASH AND CASH EQUIVALENTS - For purposes of the statement of cash flows, cash includes unrestricted cash investments with an initial maturity not in excess of ninety (90) days. Cash flows from interest rate swap hedging the company's mortgage payable are classified as interest paid in the statement of cash flows.

         ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

         ADVERTISING - The partnership expenses the cost of advertising the first time the advertising activity takes place.


                        See independent auditors' report.

                     APARTMENT HOUSING OF EAST BREWTON, LTD.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2006 AND 2005


2.       RESTRICTED DEPOSITS AND FUNDED RESERVES

         Under the terms of the HOME Investment Partnership Program agreement the partnership is required to maintain these restricted accounts as follows:

         REPLACEMENT RESERVE - The partnership is to transfer monthly the amount of $833 until the account reaches a balance of $70,000. Any disbursements from this account are subject to the approval of Alabama Housing Finance Authority. At December 31, 2006 and 2005, this account is not properly funded.

         SECURITY DEPOSITS - A separate account is maintained for tenant security deposits as specified under Alabama law. At December 31, 2006 and 2005, this account is properly funded.

         TAXES AND INSURANCE - The partnership is to transfer monthly an amount estimating one-twelfth of the annual cost of real estate taxes and insurance. These expenditures are then to be paid from this account. At December 31, 2006 and 2005, this account is properly funded.

3.       LONG-TERM DEBT

         Long-term debt is summarized as follows:

                                                               2006            2005
                                                            -----------    -----------
         Mortgage note payable in monthly installments
         (including principal and interest at a variable
         rate of 1.75% per annum over LIBOR) to Compass
         Bank, secured by land, building, cash,
         receivables and income, maturing May 2019
         The interest rate at 12/31/06 is 7.10 %            $   189,827    $   198,200

         Mortgage note payable to Alabama's HOME
         Investment Partnership Program. No payment
         due until maturity in May 2019. Interest accrues
         annually at 1/2 of 1% until maturity                   921,000        921,000
                                                            -----------    -----------
                                                              1,110,827      1,119,200

         Less principal due within one year                      (9,018)        (8,373)
                                                            -----------    -----------

         Total long-term debt                               $ 1,101,809    $ 1,110,827
                                                            ===========    ===========

                        See independent auditors' report.

                     APARTMENT HOUSING OF EAST BREWTON, LTD.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2006 AND 2005


3.       LONG-TERM DEBT - continued

         Principal payments due on long-term debt for the subsequent five years are as follows:

                                    2007                   $       9,018
                                    2008                           9,930
                                    2009                          10,748
                                    2010                          11,682
                                    2011                          12,698
                                    Thereafter                 1,056,751
                                                           -------------
                                                           $   1,110,827
                                                           =============
                                    Total

4. INTEREST RATE SWAP -- On July 12, 2002, the partnership entered into an interest rate swap agreement with Compass Bank. The purpose of this agreement was to hedge cash flows against variable interest rates on their mortgage loan to Compass Bank. The terms include a notional amount equal to the outstanding mortgage loan whereby the partnership pays a fixed rate of interest, 8.25%, and receives a variable rate of interest equal to 1.75% over LIBOR not less than 5.25% and expires May 1, 2019. The net payments are calculated and paid on a monthly basis. The carrying amount of the swap has been adjusted to its fair value at the end of the year, which because of changes in forecasted levels of LIBOR resulted in reporting a liability for the fair value of the future net payments forecasted under the swap. The liability is classified as non-current since management does not intend to settle it during 2007. Since the critical terms of the swap and the note are the same, the swap is assumed to be completely effective as a hedge, and none of the change in its fair value is included in income. Accordingly, all of the adjustment of the swap's carrying amount is reported as other comprehensive loss. Estimated net payments of $5,590 are expected to be reclassified into earnings within the next twelve months.

5.       RELATED PARTY TRANSACTIONS

         MANAGEMENT CONTRACTS - Apartment Services and Management, Inc., an affiliate of the general partners, managed the project during 2006 and 2005 pursuant to a contract approved by Alabama Housing Finance Authority. Management fees are $11,993 and $11,237 in 2006 and 2005, respectively. Management fees included in accounts payable at December 31, 2006 and 2005 are $6,200 and $6,677, respectively.


                        See independent auditors' report.

                     APARTMENT HOUSING OF EAST BREWTON, LTD.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2006 AND 2005


5.       RELATED PARTY TRANSACTIONS - CONTINUED

         REPAIRS AND MAINTENANCE - Southeast Maintenance, Inc., a corporation wholly owned by the general partner's son, was paid $1,884 in 2006 and $68,286 in 2005 for repairs related to Hurricane Katrina and Ivan. The partnership received insurance monies to cover the cost of these repairs. (See Hurricane Damage footnote 9.) Also, during 2005 Southeast Maintenance, Inc. was paid $18,342 for repairs made to a fire-damaged unit and other various repairs. The partnership received insurance monies in the amount of $14,659 to cover the cost of the repairs to the fire-damaged unit.

6.       CURRENT VULNERABILITY DUE TO CERTAIN CIRCUMSTANCES

         The partnership's operations are concentrated in the low-income real estate market. In addition, the partnership operates in a heavily regulated environment. The operations of the partnership are subject to the administrative directives, rules and regulations of federal and state regulatory agencies, including, but not limited to, the state housing financing agency. Such administrative directives, rules and regulations are subject to change by federal and state agencies. Such changes may occur with little notice or inadequate funding to pay for the related cost, including the additional administrative burden, to comply with a change.

7.       RECONCILIATION OF FINANCIAL TO TAXABLE LOSS

         A reconciliation of financial statement net loss to ordinary loss of the partnership, as reported on the partnership's information return, for the year ended December 31 is as follows:

                                                           2006           2005
                                                         --------      --------
         Financial statement net loss                    $(49,179)     $(56,544)
         Reconciling items:
             Financial statement depreciation              66,095        67,561
             Tax return depreciation                      (86,840)      (87,660)
                                                         --------      --------
         Partnership tax return ordinary loss            $(69,924)     $(76,643)
                                                         ========      ========

8.       COMMITMENTS AND CONTINGENCIES

         On December 31, 2006, the partnership was contingently liable under a $37,412 standby letter of credit at Wachovia Bank expiring September 2009.

9.       HURRICANE DAMAGE

         During 2005 and 2004, the apartment complex sustained damage as a result of Hurricane Katrina and Ivan. The partnership received insurance proceeds in the amount of $72,736 in 2005 to pay for the necessary repairs to the complex. At December 31, 2005, the repairs were completed and all insurance proceeds were disbursed.


                        See independent auditors' report.

                     APARTMENT HOUSING OF EAST BREWTON, LTD.

                            SUPPLEMENTAL INFORMATION

                     YEARS ENDED DECEMBER 31, 2006 AND 2005

                                                               2006        2005
                                                             -------     -------
Administrative
    Bank Charges                                             $   146     $   233
    Consultant Fees                                              628         176
    Dues and Subscriptions                                       284          96
    Miscellaneous                                                227         125
    Office Supplies and Postage                                  934       1,504
    Professional Fees                                          3,776       3,178
    Salaries - Office                                          8,924      10,246
    Telephone                                                  2,186       2,057
    Travel and Entertainment Expense                             105         490
                                                             -------     -------
        Total Administrative                                 $17,210     $18,105
                                                             =======     =======
Repairs and Maintenance
    Equipment Rental                                         $   455     $   385
    Maintenance Supplies                                       2,262         784
    Interior Paint and Decorating                                287         981
    General Maintenance                                        8,952       4,563
    Grounds Maintenance                                        3,514       5,399
    Exterminating Services                                     1,148         972
    Reserve                                                       --       4,498
    Salaries - Maintenance                                     8,576       6,946
                                                             -------     -------
        Total Repairs and Maintenance                        $25,194     $24,528
                                                             =======     =======
Taxes and Insurance
     Property, Liability and Workers' Compensation           $13,182     $14,699
     Medical Insurance                                         1,992       2,340
     Payroll Taxes                                             1,584       1,633
     Real Estate Taxes                                        18,731      16,914
     Other Taxes, Licenses, and Permits                          180         249
                                                             -------     -------
        Total Taxes and Insurance                            $35,669     $35,835
                                                             =======     =======

Utilities
    Electricity                                              $ 6,232     $ 4,331
    Water                                                        137         362
    Sewer                                                        135         190
    Miscellaneous                                              2,356         437
                                                             -------     -------
          Total Utilities                                    $ 8,860     $ 5,320
                                                             =======     =======



                        See independent auditors' report.